UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2017

Innovative Industrial Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-37949	81-2963381
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17190 Bernardo Center Drive

San Diego, California 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 997-3332

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2017, Catherine Hastings joined Innovative Industrial Properties, Inc. (the "Company") as Chief Accounting Officer and Treasurer. In addition, Ms. Hastings was appointed to serve as the Company's Principal Accounting Officer. Also effective January 3, 2017, the Compensation Committee of the Board of Directors of the Company approved an annual base salary for Ms. Hastings of $170,000.

Ms. Hastings, age 46, served as vice president, internal audit until December 2016 of BioMed Realty Trust, Inc. (formerly NYSE: BMR) ("BioMed Realty"), a REIT specializing in acquiring, leasing, developing and managing laboratory and office space for the life science industry, having joined BioMed Realty in 2009. Prior to BioMed Realty, Ms. Hastings was director of financial accounting and audit for The Corky McMillin Companies, a privately held real estate land developer and homebuilder, from 2004 to 2009.  From 1997 to 2004, Ms. Hastings served as a senior manager with KPMG LLP, where she audited the financial statements for public and private companies in a broad range of industries, with a focus on real estate.

Ms. Hastings received her Master of Science in Accountancy from San Diego State University and her Bachelor of Arts in Economics and minor in Management from the University of California, Irvine. She is a Certified Public Accountant, Certified Internal Auditor and a member of the American Institute of Certified Public Accountants, CalCPA and the Institute of Internal Auditors.

As reported in the Company’s Form 8-K dated December 23, 2016 and filed on December 30, 2016, Greg Fahey will retire as the Company’s Chief Accounting Officer and Treasurer effective January 3, 2017. Mr. Fahey will remain an employee of IIP Operating Partnership, LP, the operating partnership subsidiary of the Company, at his current level of compensation until January 13, 2017 to ensure an orderly transition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2017	INNOVATIVE INDUSTRIAL PROPERTIES, INC.

	By:	/s/ Robert M. Sistek
	Name:	Robert M. Sistek
	Title:	Chief Financial Officer and Executive Vice President, Investments